Exhibit 99.1

News Release
Amkor Technology Taiwan Ltd. Announces the Launch of a Syndicated Term Loan
Facility and Closing of Interim Financing
CHANDLER, Ariz., September 8, 2005— Amkor Technology, Inc. (Nasdaq: AMKR) announced today that its subsidiary, Amkor Technology Taiwan, Ltd. (“Amkor Taiwan”), a company incorporated in the Republic of China, intends to enter into a syndicated secured term loan in an amount of up to NT$1.8 billion (approximately US$55.2 million). Under the proposed term loan Chinatrust Commercial Bank, Ltd. and Ta Chong Commercial Bank will act as coordinating arrangers. Beginning on September 16, 2005, Amkor intends to meet with a number of institutional lenders invited to participate in the term loan syndicate. The proposed term loan will mature on the fifth anniversary of the closing which is expected to occur by December 2005. The proposed term loan will be secured by a first priority lien on all real property held by Amkor Taiwan along with certain of its recently acquired equipment, and will be guaranteed by Amkor Technology, Inc. The coordinating arrangers have separately provided short-term interim financing to Amkor Taiwan for NT$1.0 billion (approximately US$30.7 million). Amkor Taiwan is utilizing the interim financing for general working capital purposes, including the payment of capital expenditures. Amkor Taiwan intends to use proceeds from the term loan to repay the interim financing in full with the balance used for general working capital purposes, including capital expenditures.
The closing of the proposed term loan is subject to establishment of the syndicate, completion of documentation and customary closing conditions.
Amkor Technology, Inc. is a leading provider of contract semiconductor assembly and test services, offering semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.
Contact:
  Jeffrey Luth
  Amkor Technology, Inc.
  Phone: 480-821-5000 ext. 5130
  jluth@amkor.com